Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Retalix Ltd. on Form S-8 of our report dated July 21, 2006, with respect to the consolidated financial statements of Retalix Ltd. for the year ended December 31, 2005, included in the Annual Report (Form 20-F/A) for the year ended December 31, 2007.

/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel Aviv, Israel
February 4, 2009